Exhibit 99

       UNIFIRST ANNOUNCES FINANCIAL RESULTS
       FOR THE FOURTH QUARTER AND FULL YEAR
       FISCAL 2011

Wilmington, MA (October 18, 2011) -- UniFirst Corporation (NYSE: UNF) today announced results for its fourth quarter and full year for fiscal 2011, which ended on August 27, 2011.

Revenues for the fourth quarter were $290.9 million, up 14.1% from $255.0 million for the same period in the prior year.  Net income was $18.0 million ($0.90 per diluted common share), compared to the fourth quarter of fiscal 2010 when net income was $17.3 million ($0.87 per diluted common share).

For the full year, revenues were $1.134 billion, up 10.5% versus $1.026 billion in the prior year.  Net income was $76.5 million for fiscal 2011 ($3.85 per diluted common share) compared to $76.4 million for fiscal 2010 ($3.90 per diluted common share).

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are pleased with the results of our fourth quarter as well as our full fiscal year that finished with the Company achieving record revenues in all of our operating segments.  Achieving these results in a challenging economic environment is a testament to the hard work and dedication of all of our employees.”

Core laundry revenues for the quarter were $259.3 million, up 14.3% from those reported in the same period a year ago.  Excluding the positive effect of acquisitions as well as a stronger Canadian dollar, the Company’s core laundry revenues increased 11.4%. Income from operations for this segment fell to 9.9% of revenues in the fourth quarter from 11.4% in the fourth quarter of 2010. As anticipated, the operating margin decline primarily related to increased merchandise expense and energy costs as a percentage of revenues.  These increases were partially offset by lower payroll and depreciation expense as a percentage of revenues. In addition, this segment incurred lower expense in the fourth quarter related to legal and environmental contingencies than it did a year ago.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $23.4 million in the fourth quarter, up 17.0% compared to the same period a year ago, primarily the result of higher direct sales.   Income from operations for this segment decreased slightly to $1.9 million in the fourth quarter from $2.0 million a year earlier due to higher operating costs.

Earnings comparisons for the quarter were positively impacted by a decrease in net interest expense of $1.6 million from the fourth quarter of fiscal 2010.  The decrease in net interest expense is due to the expiration of an interest rate swap as well as the payment of $75.0 million in private placement notes that came due on June 14, 2011.  In addition, the effective income tax rate for the quarter was 35.8% compared to 37.1% in the fourth quarter of fiscal 2010.

UniFirst continues to maintain a solid balance sheet and overall financial position.  Cash and cash equivalents on hand at the end of the fiscal 2011 was $48.8 million. In addition, the percentage of debt to total capital declined to 13.1% at the end of fiscal 2011, from 20.4% at the end of fiscal 2010.  Cash flows from operations in fiscal 2011 were $86.2 million, down from $134.0 million in fiscal 2010.

Outlook
Mr. Croatti continued, “As we move into fiscal 2012, uncertainty remains regarding domestic employment levels as well as the overall health of the economy.  In addition, as a result of our recent strong top line growth, as well as elevated fabric prices, we expect continued margin pressure related to our merchandise costs.  We currently project our fiscal 2012 revenues to be between $1.195 billion and $1.220 billion and diluted earnings per share to be between $3.65 and $3.95.”

Conference Call Information
UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.UniFirst.com.

About UniFirst Corporation
UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 11,000 Team Partners who serve more than 240,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities.  UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements
This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of adverse economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 28, 2010 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.  The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income

	Thirteen weeks ended		Fifty-two weeks ended
	August 27,	August 28,	August 27,	August 28,
(In thousands, except per share data)	2011 (2)	2010 (2)	2011 (2)	2010

Revenues	$290,874	$254,950	$1,134,126	$1,025,939

Operating expenses:
Cost of revenues (1)	187,624	155,915	712,309	620,727
Selling and administrative expenses (1)	58,462	54,770	233,111	213,463
Depreciation and amortization	16,791	15,574	64,733	61,477
Total operating expenses	262,877	226,259	1,010,153	895,667

Income from operations	27,997	28,691	123,973	130,272

Other expense (income):
Interest expense	747	2,199	6,738	8,778
Interest income	(700)	(536)	(2,552)	(2,104)
Exchange rate (gain) loss	(103)	(475)	(785)	746
	(56)	1,188	3,401	7,420

Income before income taxes	28,053	27,503	120,572	122,852
Provision for income taxes	10,039	10,211	44,086	46,444

Net income	$18,014	$17,292	$76,486	$76,408

Income per share – Basic
Common Stock	$0.95	$0.92	$4.05	$4.11
Class B Common Stock	$0.76	$0.73	$3.24	$3.29

Income per share – Diluted
Common Stock	$0.90	$0.87	$3.85	$3.90

Income allocated to – Basic
Common Stock	$14,132	$13,536	$59,944	$59,921
Class B Common Stock	$3,549	$3,424	$15,104	$15,875

Income allocated to – Diluted
Common Stock	$17,698	$16,976	$75,118	$75,827

Weighted average number of shares outstanding – Basic
Common Stock	14,822	14,751	14,791	14,570
Class B Common Stock	4,653	4,663	4,658	4,823

Weighted average number of shares outstanding – Diluted
Common Stock	19,559	19,472	19,532	19,458

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	August 27, 2011 (1)	August 28, 2010
Assets
Current assets:
Cash and cash equivalents	$48,812	$121,258
Receivables, net	128,377	105,247
Inventories	76,460	47,630
Rental merchandise in service	126,536	86,633
Prepaid and deferred income taxes	11,358	14,252
Prepaid expenses	3,647	3,004

Total current assets	395,190	378,024

Property, plant and equipment:
Land, buildings and leasehold improvements	346,738	334,037
Machinery and equipment	393,530	370,088
Motor vehicles	129,762	121,135

	870,030	825,260
Less - accumulated depreciation	474,963	444,061
	395,067	381,199

Goodwill	288,249	271,857
Customer contracts and other intangible assets, net	60,905	59,037
Other assets	2,109	2,178

	$1,141,520	$1,092,295

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term debt	$20,133	$81,160
Accounts payable	56,064	45,931
Accrued liabilities	76,630	74,905

Total current liabilities	152,827	201,996

Long-term liabilities:
Long-term debt, net of current maturities	100,163	100,304
Accrued liabilities	39,698	39,189
Accrued and deferred income taxes	50,890	42,756

Total long-term liabilities	190,751	182,249

Shareholders' equity:
Common Stock	1,499	1,491
Class B Common Stock	488	491
Capital surplus	33,588	25,329
Retained earnings	752,530	678,876
Accumulated other comprehensive income	9,837	1,863

Total shareholders' equity	797,942	708,050

	$1,141,520	$1,092,295

 (1) Unaudited

UniFirst Corporation and Subsidiaries
Detail of Operating Results

Revenues

	Thirteen weeks ended
	August 27,	August 28,	Dollar	Percent
(In thousands, except percentages)	2011 (1)	2010 (1)	Change	Change

Core Laundry Operations	$259,346	$226,991	$32,355	14.3%
Specialty Garments	23,420	20,024	3,396	17.0
First Aid	8,108	7,935	173	2.2
Consolidated total	$290,874	$254,950	$35,924	14.1%

	Fifty-two weeks ended
	August 27,	August 28,	Dollar	Percent
(In thousands, except percentages)	2011 (1)	2010	Change	Change

Core Laundry Operations	$996,957	$907,865	$89,092	9.8%
Specialty Garments	103,322	88,001	15,321	17.4
First Aid	33,847	30,073	3,774	12.5
Consolidated total	$1,134,126	$1,025,939	$108,187	10.5%

Income from Operations

	Thirteen weeks ended
	August 27,	August 28,	Dollar	Percent
(In thousands, except percentages)	2011 (1)	2010 (1)	Change	Change

Core Laundry Operations	$25,728	$25,954	$(226)	-0.9%
Specialty Garments	1,850	1,997	(147)	-7.4
First Aid	419	740	(321)	-43.3
Consolidated total	$27,997	$28,691	$(694)	-2.4%

	Fifty-two weeks ended
	August 27,	August 28,	Dollar	Percent
(In thousands, except percentages)	2011 (1)	2010	Change	Change

Core Laundry Operations	$105,725	$114,346	$(8,621)	-7.5%
Specialty Garments	15,292	13,891	1,401	10.1
First Aid	2,956	2,035	921	45.3
Consolidated total	$123,973	$130,272	$(6,299)	-4.8%

(1) Unaudited

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows

Fifty-two weeks ended (In thousands)	August 27, 2011 (1)	August 28, 2010
Cash flows from operating activities:
Net income	$76,486	$76,408
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	54,188	52,107
Amortization of intangible assets	10,545	9,370
Amortization of deferred financing costs	261	267
Share-based compensation	6,732	3,662
Accretion on environmental contingencies	681	794
Accretion on asset retirement obligations	589	568
Deferred income taxes	13,318	705
Changes in assets and liabilities, net of acquisitions:
Receivables	(20,881)	(6,308)
Inventories	(28,413)	(4,331)
Rental merchandise in service	(36,369)	(11,451)
Prepaid expenses	(247)	(99)
Accounts payable	9,796	4,748
Accrued liabilities	2,654	9,257
Prepaid and accrued income taxes	(3,147)	(1,724)
Net cash provided by operating activities	86,193	133,973

Cash flows from investing activities:
Acquisition of businesses	(32,556)	(20,908)
Capital expenditures	(63,847)	(50,015)
Other	(397)	(1,794)
Net cash used in investing activities	(96,800)	(72,717)

Cash flows from financing activities:
Proceeds from long-term obligations	30,000	8,850
Payments on long-term obligations	(91,464)	(9,113)
Payment of deferred financing costs	(975)	—
Proceeds from exercise of Common Stock options	1,360	1,177
Payment of cash dividends	(2,830)	(2,777)
Net cash used in financing activities	(63,909)	(1,863)

Effect of exchange rate changes	2,070	1,714

Net (decrease) increase in cash and cash equivalents	(72,446)	61,107
Cash and cash equivalents at beginning of period	121,258	60,151

Cash and cash equivalents at end of period	$48,812	$121,258

(1) Unaudited